Exhibit 99.1

MRV ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

CHATSWORTH, CA — August 9, 2011 — MRV Communications, Inc. (OTC Pink Sheets: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced financial results for the second quarter ended June 30, 2011.

Second quarter 2011 highlights include:

•      Revenue of $68.2 million, an increase of 19% over the second quarter of 2010, including positive foreign exchange impact

•      Selling, general and administrative (“SG&A”) improved as a percentage of revenue to 28.8% from 34.6%

•      The Network Equipment group added 60 customers in the first half of 2011, driven by an increase in the group’s data center business and continues to expand its Tier 1 carrier customer base

•      FiberDriver™ and OptiSwitch® product lines continue to receive strong demand

•      The Network Integration group increased operating profit by 55% year-over-year through increased revenue of 21%, stable gross margin of 27.8% and muted operating expense growth of 7%

Dilip Singh, chief executive officer of MRV, commented, “Our strong year-over-year revenue growth on a constant currency basis is indicative of our increased efforts to develop and market products and services that are in demand by our worldwide customers. We have also announced our 100Gbps product offerings in coordination with our customers to meet their future needs.  MRV was able to grow revenue and sequentially improve gross and operating margins, continuing the momentum of an atypically strong first quarter. As we look ahead, we will continue our focus on new product development and service offerings and on global revenue growth while attempting to further streamline our cost structure.”

MRV reported second quarter 2011 revenue of $68.2 million, an increase of 19% when compared with revenue of $57.2 million in the second quarter of 2010. The year-over-year increase is attributable to growth across both reporting segments, with Network Equipment revenue increasing 15% and Network Integration increasing 21%. Also contributing to the second quarter’s strong growth was a favorable foreign exchange impact.

Gross margin for the second quarter of 2011 was 43.1%, down from 45.5% in the second quarter of 2010 due to both business units in the Network Equipment group.  MRV’s Optical Communications Systems division (“OCS”) had $0.6 million in one-time expenses in cost of goods sold related to the exit of a product line and Creative Electronic Systems S.A. (“CES”) lost margin due to the strengthening of the Swiss franc against the dollar and the euro.  Gross margin improved sequentially from 40.5% in the first quarter.

SG&A for the second quarter of 2011 was $19.6 million, or 28.8% of sales, compared to $19.8 million, or 34.5% of sales reported in the second quarter of 2010. The decline as a percent of sales is due to a combination of better leverage of MRV’s sales and marketing expenses and higher one-time G&A costs in the prior year.

Operating Segment Results

MRV’s operating units, as outlined below, provide a wide range of optical communications network infrastructure equipment and services to a broad range of telecom concerns. OCS is also a single source provider of routing, Ethernet and optical transport equipment and services, able to provide its customers with integrated network management, cost effective equipment and network integration services expertise. CES provides complex high-performance avionics, defense and communications boards, sub-systems and complete systems to aeronautical and defense industries, globally.

Network Equipment

MRV’s Network Equipment operating segment reported revenue of $33.7 million, an increase of 15% when compared with revenue of $29.3 million in the second quarter of 2010. CES increased revenue by 36% due in part to higher sales from its largest customer than in the prior year. The OCS business unit also saw strong revenue growth with a 9% increase year-over-year attributable to gains in the FiberDriver and OptiSwitch product lines and in service revenues. The increase was led by 30% growth in the Americas region, partially offset by declines in the European and Asia Pacific regions. On a constant currency basis, the Network Equipment group grew 8%.

Network Equipment gross margin for the second quarter of 2011 was 56.0%, down from 59.2% in the second quarter of 2010 and up from 54.2% reported in the first quarter of 2011. Gross profit increased 9%, despite the year-over-year decline in gross margin, due to the 15% increase in revenue. OCS’s gross margin declined in comparison to the second quarter of 2010, which was unusually high. Gross margin at OCS was also unfavorably impacted by a $0.6 million one-time charge in cost of sales related to labor, warranty, and inventory write-downs associated with the exit of its of free-space optics product line. CES margins decreased 696 basis points due to the impact of substantial foreign currency fluctuations.

Product development and engineering costs increased from 15.7% to 18.3% of Network Equipment revenue due to increased product development projects, foreign currency impacts, and a one-time credit in the prior year.  Network Equipment SG&A for the second quarter of 2011 was $10.0 million, an increase of $0.7 million, or 8% when compared to the second quarter of 2010. As a percentage of sales, SG&A was 29.7%, a decrease of 2.5 percentage points when compared with the second quarter of 2010 of 32.2%. When compared with the first quarter of 2011, SG&A increased by $1.6 million, or 19%.

The Network Equipment group reported operating income of $2.8 million for 2011, compared to $3.6 million for 2010. The $0.8 million decrease in operating income was due to the $2.4 million increase in operating expenses, partially offset by a $1.6 million increase in gross profit. Operating margin was 8.3% in 2011 and 12.2% in 2010.

Network Integration

MRV’s Network Integration operating segment reported revenue of $38.4 million, an increase of 21% when compared with revenue of $31.7 million in the second quarter of 2010. Revenue was favorably impacted by foreign currency exchange rates.  Revenue growth on a constant currency basis was driven by a 19% increase at Alcadon AB due to strong sales of the OptiSwitch product line and significant growth with major customers, and a 19% increase at Interdata, which had several new customer wins and completed a major project. These increases were partially offset by a 6% decline at Tecnonet S.p.A. due to weakening in the Italian telecom market. On a constant currency basis, the Network Integration group grew 5%.

Network Integration gross margin for the second quarter of 2011 was 27.8%, essentially flat with gross margin of 27.5% in the second quarter of 2010 and up from 24.1% reported in the first quarter of 2011. The modest increase in gross margin was due to slightly higher margins at Alcadon and an increase in the proportion of revenues coming from Alcadon and Interdata which have higher margins than Tecnonet. Margins were adversely impacted by a small decline in margins at Interdata and Tecnonet. There was also a favorable foreign currency impact on gross profit of approximately $1.4 million in the second quarter of 2011.

Network Integration SG&A for the second quarter of 2011 was $6.2 million, a modest increase of $0.4 million, or 6%, when compared with $5.8 million reported in the second quarter of 2010. As a percentage of sales, SG&A was 16.2%, a decrease of 2.3 percentage points when compared with the second quarter of 2010, due to cost reduction efforts at all three business units. Reduced G&A expense was offset slightly by an increase in sales and marketing expense.  When compared with 16.0% in the first quarter of 2011, SG&A was flat as a percentage of sales.

The Network Integration group reported operating income of $4.4 million for 2011, compared to operating income of $2.8 million for 2010. The $1.6 million increase was due to the $2.0 million increase in gross profit partially offset by a $0.4 million increase in operating expenses. The 11.5% operating margin in the second quarter of 2011 represented an improvement from 9.0% in the second quarter of 2010. Operating income would have been $0.6 million lower in 2011 had foreign currency exchange rates remained the same as they were in 2010.

About MRV Communications, Inc.
MRV Communications, Inc. is a leading global provider of carrier Ethernet, WDM optical transport, infrastructure management equipment and solutions, as well as network integration and managed services.  MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs.  Through its subsidiaries, MRV operates R&D centers in North America and Europe, along with support centers and sales offices around the world.  For more information about MRV, visit http://www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2010, and its quarterly report on Form 10-Q for the period ended June 30, 2011, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s website at http://www.mrv-corporate.com or from the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of June 30, 2011 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com

(Financial tables follow)

MRV Communications, Inc.

Statement of Operations

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Product revenue	$53,223	$45,525	$102,912	$92,297
Service revenue	14,975	11,679	27,248	24,042
Total revenue	68,198	57,204	130,160	116,339
Cost of sales	38,796	31,159	75,688	62,231
Gross profit	29,402	26,045	54,472	54,108
Operating expenses:
Product development and engineering	6,178	4,579	12,393	10,116
Selling, general and administrative	19,648	19,766	36,935	38,453
Total operating expenses	25,826	24,345	49,328	48,569
Operating income	3,576	1,700	5,144	5,539
Interest expense	(206)	(222)	(470)	(432)
Gain from settlement of deferred consideration obligation	—	—	—	520
Other income (loss), net	(424)	(361)	(289)	(91)
Income from continuing operations before income taxes	2,946	1,117	4,385	5,536
Provision for income taxes	1,635	2,257	3,381	3,693
Income (loss) from continuing operations	1,311	(1,140)	1,004	1,843
Income (loss) from discontinued operations, net of income taxes of $20 in 2011 and $980 and $1,243 for the three and six months in 2010, respectively	(3,177)	4,507	(3,414)	5,866
Net income (loss)	(1,866)	3,367	(2,410)	7,709
Less:
Net income from continuing operations attributable to noncontrolling interests	—	400	—	1,120
Net income (loss) attributable to MRV	$(1,866)	$2,967	$(2,410)	$6,589
Net income (loss) from continuing operations attributable to MRV	$1,311	$(1,540)	$1,004	$723
Net income (loss) from discontinued operations attributable to MRV	$(3,177)	$4,507	$(3,414)	$5,866
Net income (loss) attributable to MRV per share — basic:
From continuing operations	$0.01	$(0.01)	$0.01	$—
From discontinued operations	$(0.02)	$0.03	$(0.02)	$0.04
Net income (loss) attributable to MRV per share — basic (1)	$(0.01)	$0.02	$(0.02)	$0.04
Net income (loss) attributable to MRV per share — diluted:
From continuing operations	$0.01	$(0.01)	$0.01	$—
From discontinued operations	$(0.02)	$0.03	$(0.02)	$0.04
Net income (loss) attributable to MRV per share — diluted (1)	$(0.01)	$0.02	$(0.02)	$0.04
Weighted average number of shares:
Basic	157,449	157,684	157,510	157,657
Diluted	158,384	157,684	158,517	158,552

(1) Amounts may not add due to rounding.

The accompanying notes are an integral part of these financial statements.

MRV Communications, Inc.

Balance Sheet

(In thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$152,319	$141,001
Short-term marketable securities	3,815	13,474
Restricted time deposits	1,924	1,709
Accounts receivable, net	56,308	61,455
Other receivables	16,013	15,294
Inventories	40,992	41,072
Deferred income taxes	2,547	2,511
Other current assets	9,712	9,838
Current assets of discontinued operations	—	2,774
Total current assets	283,630	289,128
Property and equipment, net	8,907	8,461
Goodwill	27,791	25,229
Other intangibles	441	—
Deferred income taxes, net of current portion	2,010	2,125
Other assets	267	571
Noncurrent assets of discontinued operations	—	1,352
Total assets	$323,046	$326,866

Liabilities and equity
Current liabilities:
Short-term debt	$9,706	$18,036
Deferred consideration payable	4,615	4,615
Accounts payable	28,671	32,279
Accrued liabilities	23,189	23,714
Deferred revenue	13,508	14,186
Other current liabilities	4,599	2,166
Current liabilities of discontinued operations	—	1,376
Total current liabilities	84,288	96,372
Other long-term liabilities	8,683	8,931
Long-term liabilities from discontinued operations	—	462
Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 320,000 shares
Issued — 160,152 shares in 2011 and 160,038 shares in 2010
Outstanding — 157,460 shares in 2011 and 157,600 shares in 2010	270	270
Additional paid-in capital	1,411,919	1,410,234
Accumulated deficit	(1,202,762)	(1,200,352)
Treasury stock — 2,692 shares in 2011 and 2,437 in 2010	(3,271)	(2,846)
Accumulated other comprehensive income	23,919	13,795
Total stockholders’ equity	230,075	221,101
Total liabilities and stockholders’ equity	$323,046	$326,866

The accompanying notes are an integral part of these financial statements.